Pricing supplement No. 330YY To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement YY dated January 8, 2008	Registration Statement No. 333-137902 Dated March 25, 2008; Rule 424(b)(2)

Deutsche Bank AG, London Branch

$1,950,000

Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due September 28, 2009

General

•

Buffered Underlying Securities (BUyS) Linked to a Basket of Indices due September 28, 2009 (the “Securities”) are designed for investors who seek a capped return at maturity linked to the performance of a weighted basket of equity indices. Investors should be willing to forgo coupon and dividend payments and should be prepared to lose up to 85% of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due September 28, 2009.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The Securities priced on March 25, 2008 and are expected to settle three business days later on March 28, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the Securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100% of the face amount.

Basket:	The Securities are linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE® Index (each, a “Basket Index” and, collectively, the “Basket Indices”).

Basket Indices:

Basket Index	Index Weighting	Initial Index Level
S&P 500® Index	33.3%	1,352.99
Russell 2000® Index	33.3%	705.27
MSCI EAFE® Index	33.4%	2,026.56

Payment at Maturity:	The payment you will receive at maturity is based on the value of the Final Basket Level relative to the Initial Basket Level, the Participation Rate, Maximum Return, and the Buffer Level.

•

If the Final Basket Level is greater than or equal to the Initial Basket Level, you will receive a cash payment per $1,000 face amount that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Return. Accordingly, subject to the Maximum Return, your payment at maturity per $1,000 face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

•

If the Final Basket Level declines from the Initial Basket Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of your Securities.

•

If the Final Basket Level declines from the Initial Basket Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your Securities for every 1% that the Basket declines beyond the Buffer Level. Accordingly, in this case, if the Basket Return is less than -15%, your payment at maturity per $1,000 face amount of your Securities will be calculated as follows:

$1,000 + [$1,000 × (Basket Return + Buffer Level)]

If the Basket Return is lower than -15%, you will lose a portion of your investment. You could lose up to $850 per $1,000 face amount of Securities.

Participation Rate:	100% upside participation.

Buffer Level:	15%

Maximum Return:	15% of the $1,000 face amount

Basket Return:	Final Basket Level—Initial Basket Level

Initial Basket Level

Initial Basket Level:	100

Final Basket Level:	The Basket closing level will be calculated as follows:

100 × [1 + (S&P 500 Return x 33.3%) + (Russell 2000 Return x 33.3%) + (MSCI EAFE Return x 33.4%)]

The “S&P 500 Return,” the “Russell 2000 Return” and the “MSCI EAFE Return” are each the performance of the respective Basket Index, expressed as a percentage, from the respective index closing level on the Trade Date to the respective index closing level on the Final Valuation Date.

Trade Date:	March 25, 2008
Final Valuation Date:	September 23, 2009, subject to postponement in the event of a market disruption event and as described under ”Description of Securities—Payment at Maturity” in the accompanying product supplement.

Maturity Date:	September 28, 2009, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 KG 7

ISIN:	US2515A0KG75

†

A credit rating is not a recommendation to buy, sell or hold Securities, and may be subject to revision at any time by the assigning agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

Investing in the Securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “ Selected Risk Considerations” in this pricing supplement.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$0.00	$1,000.00
Total	$1,950,000.00	$0.00	$1,950,000.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,950,000.00	$76.64

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•

You should read this pricing supplement together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these Securities are a part, and the more detailed information contained in product supplement YY dated January 8, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement YY dated January 8, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508003075/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Basket from -100.00% to +100.00% and assumes a Participation Rate of 100.00% and a Maximum Return of 15%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Basket Return	Payment at Maturity in Dollars and as a % of Face Amount
Final Basket Level		Payment ($)	Return on Security (%)
200.00	100.00%	1,150.00	15.00%
175.00	75.00%	1,150.00	15.00%
150.00	50.00%	1,150.00	15.00%
125.00	25.00%	1,150.00	15.00%
120.00	20.00%	1,150.00	15.00%
115.00	15.00%	1,150.00	15.00%
110.00	10.00%	1,100.00	10.00%
102.00	2.00%	1,020.00	2.00%
101.00	1.00%	1,010.00	1.00%
100.00	0.00%	1,000.00	0.00%
99.00	-1.00%	1,000.00	0.00%
98.00	-2.00%	1,000.00	0.00%
90.00	-10.00%	1,000.00	0.00%
85.00	-15.00%	1,000.00	0.00%
80.00	-20.00%	950.00	-5.00%
75.00	-25.00%	900.00	-10.00%
50.00	-50.00%	650.00	-35.00%
25.00	-75.00%	400.00	-60.00%
0.00	-100.00%	150.00	-85.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Final Basket Level is equal to 110. Because the Final Basket Level is greater than the Initial Basket Level and the difference between the Initial Basket Level and the Final Basket Level is less than the Maximum Return, the investor receives a payment at maturity of $1,100 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate),

subject to the Maximum Return = $1,000 + ($1,000 x 10.00% x 100.00%) = $1,100.00

Example 2: The Final Basket Level is equal to 150. Because the Final Basket Level is greater than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level is greater than the Maximum Return of 15.0%, the investor receives a payment at maturity of $1,150 per $1,000 Security face amount, the maximum payment on the securities.

Payment at maturity = $1,000 + ($1,000 x Basket Return x Participation Rate),

subject to the Maximum Return = $1,000 + ($1,000 x 15.00% x 100%) = $1,150

Example 3: The Final Basket Level is equal to 90. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level does not exceed the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 Security face amount.

Payment at maturity per $1,000 Security face amount = $1,000.00

Example 4: The Final Basket Level is equal to 50. Because the Final Basket Level is less than the Initial Basket Level and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 15.00%, the investor will receive a payment at maturity of $650 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-50.00% + 15.00%)) = $650

Example 5: The Final Basket Level is equal to 0. Because the Final Basket Level is equal to zero and because the difference between the Initial Basket Level and the Final Basket Level exceeds the Buffer Level of 15.00%, the investor will receive a payment at maturity of $150 per $1,000 Security face amount calculated as follows:

Payment at maturity = $1,000 + ($1,000 x (Basket Return + Buffer Level))

= $1,000 + ($1,000 x (-100.00% + 15.00%)) = $150

What is the Payment at Maturity on the Securities for Three Hypothetical Scenarios?

The table and calculations below illustrates the hypothetical payment at maturity per $1,000 Security face amount for three hypothetical scenarios and assumes Initial Index Levels of 1,350 for the S&P 500® Index, 700 for the Russell 2000® Index and 2,030 for the MSCI EAFE Index and a Maximum Return of 15.0%. The scenarios illustrate how, even where there is a positive return on one Basket Index, negative returns on the other Basket Indices may outweigh the positive return and the return on the Securities may be negative. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1			Scenario 2			Scenario 3
Basket Index	S&P 500® Index	Russell 2000® Index	MSCI EAFE Index	S&P 500® Index	Russell 2000® Index	MSCI EAFE Index	S&P 500® Index	Russell 2000® Index	MSCI EAFE Index
Initial Index Level	1,350	2,030	700	1,350	2,030	700	1,350	2,030	700
Final Index Level	2,025	2,537.50	637	675	1,015	827.40	1,417.50	1,218	658
Difference between Initial Index Level and Final Index Level	50.0%	25.0%	-9.0%	-50.0%	-50.0%	18.2%	5.0%	-40.0%	-6.0%
Index Weighting	33.3%	33.3%	33.4%	33.3%	33.3%	33.4%	33.3%	33.3%	33.4%
Contribution to Basket	16.65%	8.33%	-3.00%	-16.65%	-16.65%	6.08%	1.67%	-13.32%	-2.00%

Final Basket Level		121.98			72.78			86.35
Basket Return		21.98%			-27.22%			-13.65%
Payment at Maturity		$1,148.00			$877.80			$1,000.00

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Scenario 1: Scenario 1 assumes hypothetical index returns of 50%, 25% and -9% for the S&P 500® Index, Russell 2000® Index and the MSCI EAFE Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1 + (S&P 500 Return x S&P 500 Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting)]

	=	100 x [1 + (50% x 33.3%) + (25% x 33.3%) + (-9% x 33.4%)]

	=	121.98.

Because the Final Basket Level of 121.98 is greater than the Initial Basket Level of 100 and the Basket Return is greater than the Maximum Return, the investor receives a payment at maturity of $1,150 per $1,000 security face amount, subject to the Maximum Return on the Securities as follows:

Payment at Maturity	=	$1,000 + ($1,000 x Basket Return x Participation Rate), subject to the Maximum Return

	=	$1,000 + ($1,000 x 21.98% x 100%)

	=	1,219.80, which is greater than the Maximum Return of 15.00% of the face amount, thus the investor receives

	=	$1,150.00

Scenario 2: Scenario 2 assumes hypothetical index returns of -50%, -50% and 18.2% for the S&P 500® Index, Russell 2000® Index and the MSCI EAFE Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1+(S&P 500 Return x S&P 500 Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting)]

	=	100 x [1+(-50% x 33.3%) + (-50% x 33.3%) + (18.2% x 33.4%)]

	=	72.78.

Because the Final Basket Level of 72.78 is less than the Initial Basket Level of 100, and Final Basket Level has declined from the Initial Basket Level by more than the Buffer Level of 15.00%, the investor will receive a payment at maturity of $877.80 per $1,000 security face amount calculated as follows:

Payment at Maturity	=	$1,000 + ($1,000 x (Basket Return + Buffer Level))

	=	$1,000 + ($1,000 x (-27.22% + 15%))

	=	$877.80.

In this example, even though the MSCI EAFE Return is positive, the negative returns on the other Basket Indices outweigh the positive return on the MSCI EAFE Index and the Basket Return is less than -15%. As a result, the return on the Securities is negative.

Scenario 3: Scenario 3 assumes hypothetical Index Returns of 5%, -40% and -6% for the S&P 500® Index, Russell 2000® Index and the MSCI EAFE Index, respectively. The Basket Return is calculated as follows:

Final Basket Level	=	100 x [1+(S&P 500 Return x S&P 500 Index Weighting) + (Russell 2000 Return x Russell 2000 Index Weighting) + (MSCI EAFE Return x MSCI EAFE Index Weighting)]

	=	100 x [1+(5% x 33.3%) + (-40% x 33.3%) + (-6% x 33.4%)]

	=	86.35.

Because the Final Basket Level of 86.35 is less than the Initial Basket Level of 100, and the Final Basket Level has declined from the Initial Basket Level by less than the Buffer Level of 15.00%, the investor receives a payment at maturity of $1,000 per $1,000 security face amount.

Selected Purchase Considerations

•

APPRECIATION POTENTIAL – The Securities provide the opportunity to access capped equity returns by multiplying a positive Basket Return by a Participation Rate of 100.00%, subject to a Maximum Return of 15.0% of the $1,000 face amount, or a maximum payment of $1,150 for each $1,000 face amount of BUyS. Because the Securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your Securities is protected against a decline in the Final Basket Level, as compared to the Initial Basket Level, of up to 15.00%. If such decline is more than the Buffer Level of 15.00%, for every 1.00% decline beyond 15.00%, you will lose an amount equal to 1.00% of the face amount of your Securities. For example, a Basket Return of -25.00% will result in a 10.00% loss of your initial investment.

•

RETURN LINKED TO THE PERFORMANCE OF A WEIGHTED BASKET OF INDICES – The return on the Securities, which may be positive or negative, is linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index and the MSCI EAFE Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The MSCI EAFE® Index comprises the equity securities underlying the Morgan Stanley Capital International Inc. (“MSCI”) indices of 21 selected countries in Europe, Asia, Australia and New Zealand. For additional information about each Basket Index, see the information set forth under “Basket Indices” in this pricing supplement.

•

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES — You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket Indices or in any of the components underlying the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The Securities do not guarantee any return of your initial investment in excess of $150 per $1,000 security face amount. The return on the Securities at maturity is linked to the performance of a weighted basket of indices and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any negative Basket Return beyond the 15.00% Buffer Level. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

•

THE RETURN ON YOUR SECURITIES IS LIMITED BY THE MAXIMUM RETURN – As a holder of the Securities, you will not benefit from any appreciation of the Basket beyond the Maximum Return of 15.0% of the $1,000 face amount. Consequently, if the difference between the Final Basket Level and the Initial Basket Level exceeds the Maximum Return, your payment at maturity will be limited to a maximum payment of $1,150 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of each Basket Index, which may be significant.

•

THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this pricing supplement is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

•

CHANGES IN THE VALUE OF THE BASKET INDICES MAY OFFSET EACH OTHER — Price movements in the Basket Indices may not correlate with each other. At a time when the levels of some of the Basket Indices increase, the levels of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Indices may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Indices.

•

CURRENCY MARKETS MAY BE HIGHLY VOLATILE — The Securities are subject to currency exchange risk through their exposure to the performance of the MSCI EAFE® Index, which measures the performance of foreign stocks and are denominated in U.S. dollars. For example, if the local currency depreciates relative to the U.S. dollar, the performance of the MSCI EAFE® Index will be adversely affected. Because the MSCI EAFE® Index may face similar currency exposure, volatility in such markets could adversely affect the returns, which could have a significant, adverse effect on the Final Basket Level.

Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the performance of the MSCI EAFE® Index and the value of your Securities in varying ways.

•

NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Indices would have.

•

LACK OF LIQUIDITY – The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

•

POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Basket Indices on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of each Basket Index;

•	the time to maturity of the Securities;

•	the market price and dividend rate on the component stocks underlying each Basket Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying each Basket Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Basket Indices and any changes to the component stocks underlying the Basket Indices;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket Indices

The S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor’s (“S&P”). The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the market value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005 the S&P 500® Index became fully float adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this pricing supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Component Stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index.

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action		Adjustment Factor		Divisor Adjustment Required
Stock split (e.g., 2-for-1)		Shares Outstanding multiplied by 2; Stock Price divided by 2		No

Share Issuance (i.e., change ≥ 5%)		Shares Outstanding plus newly issued Shares		Yes

Share Repurchase (i.e., change ≥ 5%)		Shares Outstanding minus Repurchased Shares		Yes

Special Cash Dividends		Share Price minus Special Dividend		Yes

Company Change		Add new company market value minus old company market value		Yes

Rights offering		Price of parent company minus		Yes

	(	Price of Rights	)
Right Ratio

Spinoffs		Price of parent company minus		Yes

	(	Price of Spinoff Co.	)
Share Exchange Ratio

Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® Component Stock and consequently of altering the aggregate market value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® Component Stock, a new index divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the Securities.

The Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the Securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the Securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the Securities to be issued or in the determination or calculation of the amount due at maturity of the Securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY

DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued S&P 500® Index (such index being referred to herein as an “S&P 500® Successor Index”), then any S&P 500® Index closing level will be determined by reference to the level of such S&P 500® Successor Index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the S&P 500® Successor Index on each observation date that occurs after the S&P 500® Index is discontinued.

Upon any selection by the calculation agent of a S&P 500® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuance is continuing on, a Final Valuation Date, and the calculation agent determines, in its sole discretion, that no S&P 500® Successor Index is available at such time, or the calculation agent has previously selected a S&P 500® Successor Index and publication of such S&P 500® Successor Index is discontinued prior to and such discontinuation is continuing on such Final Valuation Date or other relevant date, then the calculation agent will determine the S&P 500® Index closing level for such date. The S&P 500® Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P 500® Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the S&P 500® Index or S&P 500® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500® Index or S&P 500® Successor Index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the S&P 500® Index or an S&P 500® Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P 500® Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P 500® Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P 500® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the S&P 500® Index or such S&P 500® Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or an S&P 500® Successor Index is modified so that the level of the S&P 500® Index or such S&P 500® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index or such S&P 500® Successor Index), then the calculation agent will adjust the S&P 500® Index or such S&P 500® Successor Index in order to arrive at a level of the S&P 500® Index or such S&P 500® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The Russell 2000® Index

We have derived all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Frank Russell Company (“Frank Russell”). The Russell 2000® Index was developed by Frank Russell and is calculated, maintained and published by Frank Russell. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of 2,000 companies (the “Russell 2000® Component Stocks”) domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index.

Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000® Index. To be eligible for inclusion in the Russell 3000® Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000® Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but domiciled in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000® Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000® Component Stocks. A company’s shares are adjusted to include only those shares available to the public. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in the Russell 2000® Index by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in Securities and Exchange Commission (the “Commission”) corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares – when shares of a company in the Russell 2000® Index are held by another company also in the Russell 2000® Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

•

Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 2000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 2000® Index, partnerships, insurance companies not in the Russell 2000® Index, mutual funds, banks not in the Russell 2000® Index or venture capital funds;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an Russell 2000® Index adjustment is required.

•	“No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over a year will fluctuate according to corporate activity.

•

Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 2000® Index at the market close on the effective date or when the stock is no longer trading on the exchange.

When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the Russell 2000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (e.g., Russell 3000® or Russell 1000®), the shares for the acquiring stock were not adjusted until month end.

•

Deleted Stocks – Effective on January 1, 2002, when deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions will generally be applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Russell 2000® Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily Russell 2000® Index calculations.

Disclaimers. The Securities are not sponsored, endorsed, sold, or promoted by Frank Russell or any successor thereto or index owner, and neither Frank Russell nor any party hereto makes any representation or warranty whatsoever, whether express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell’s only relationship to Deutsche Bank AG and its affiliates is the licensing of certain trademarks and trade names of Frank Russell and of the Russell 2000® Index which is determined, composed and calculated by Frank Russell without regard to Deutsche Bank AG and its affiliates or the Securities. Frank Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Frank Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Frank Russell Company and have been licensed for use by Deutsche Bank AG and its affiliates.

FRANK RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND FRANK RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FRANK RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. FRANK RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FRANK RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Discontinuation of the Russell 2000® Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Russell 2000® Index, and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Russell 2000® Index (such index being referred to herein as a “Russell 2000® Successor Index”), then any Russell 2000® Index closing level will be determined by reference to the level of such Russell 2000® Index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the Russell 2000® Successor Index on each observation date that occurs after the Russell 2000® Index is discontinued, and on any other relevant date.

Upon any selection by the calculation agent of a Russell 2000® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If Frank Russell Company discontinues publication of the Russell 2000® Index prior to, and such discontinuance is continuing on, the Final Valuation Date or other relevant date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a Russell 2000® Successor Index and publication of such Russell 2000® Successor Index is discontinued prior to, and such discontinuation is continuing on, such date, then the calculation agent will determine the Russell 2000® Index closing level for such date. The Russell 2000® Index closing level will be computed by the calculation agent in accordance with the formula for and the method of calculating the Russell 2000® Index or Russell 2000® Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Russell 2000® Index or Russell 2000® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 2000® Index or Russell 2000® Successor Index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the Russell 2000® Index or a Russell 2000® Successor Index, or the level thereof, is changed in a material respect, or if the Russell 2000® Index or a Russell 2000® Successor Index is in any other way modified so that the Russell 2000® Index or such Russell 2000® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Russell 2000® Index or such Russell 2000® Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Russell 2000® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Russell 2000® Index or such Russell 2000® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Russell 2000® Index closing level with reference to the Russell 2000® Index or such Russell 2000® Successor Index, as adjusted. Accordingly, if the method of calculating the Russell 2000® Index or a Russell 2000® Successor Index is modified so that the level of the Russell 2000® Index or such Russell 2000® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Russell 2000® Index or such Russell 2000® Successor Index), then the calculation agent will adjust its calculation of the Russell 2000® Index or such Russell 2000® Successor Index in order to arrive at a level of the Russell 2000® Index or such Russell 2000® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The MSCI EAFE® Index

The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

We obtained all information contained in this pricing supplement regarding the MSCI EAFE® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

The MSCI EAFE® Index is intended to provide performance benchmarks for 21 developed equity markets in Australia, New Zealand, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

MSCI EAFE® Index Calculation. The value of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “MSCI EAFE® Component

Securities”) constituting the MSCI indices for the 21 selected countries (the “MSCI EAFE® Component Country Indices”). Each MSCI EAFE® Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE® Index and the MSCI EAFE® Component Country Indices” below.

The prices of the MSCI EAFE® Component Securities used to calculate the value of the MSCI EAFE® Index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 4 p.m. Greenwich Mean Time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.

Maintenance of the MSCI EAFE® Index and the MSCI EAFE® Component Country Indices. In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI EAFE® Index as a whole may be made by adding or deleting MSCI EAFE® Component Country Indices and the related MSCI EAFE® Component Securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.

MSCI may add additional MSCI EAFE® Component Country Indices to the MSCI EAFE® Index or subtract one or more of its current MSCI EAFE® Component Country Indices prior to the expiration of the Securities. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.

Each MSCI EAFE® Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each MSCI EAFE® Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE® Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full MSCI EAFE® Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE® Index at the time of their actual occurrence and that should not wait until the annual full MSCI EAFE® Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI EAFE® Component Securities from a MSCI EAFE® Component Country Index and changes in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates for MSCI EAFE® Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only four dates throughout the year: as of the close of the last business day of February, May, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

The annual full MSCI EAFE® Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country, a detailed review of the shareholder information used to estimate free float for MSCI EAFE® Component Securities and securities that are not currently MSCI EAFE® Component Securities, as well as changes typically considered for quarterly index reviews. During a full MSCI EAFE® Component Country Index review, securities may be added or deleted from a MSCI EAFE® Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for MSCI EAFE® Component Securities changes during quarterly index reviews as discussed above.

Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the MSCI EAFE® Component Country Indices is reflected in the MSCI EAFE® Index.

Selection of Component Securities. The selection of the MSCI EAFE® Component Securities for each MSCI EAFE® Component Country Index is based on the following guidelines:

(i)	Define the total market;

(ii)	Sort the market by industry groups and target 60% for inclusion;

(iii)	Select stocks with good liquidity and free float;

(iv)	Avoid cross-ownership; and

(iv)	Apply the full market capitalization weight to each stock.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the Securities.

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG (THE “LICENSEE”). NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUERS OR OWNERS OF THE SECURITIES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THE SECURITIES TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE SECURITIES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE SECURITIES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI

INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, SHOULD USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE NOTES WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED. UNDER NO CIRCUMSTANCES MAY ANY PERSON OR ENTITY CLAIM ANY AFFILIATION WITH MSCI WITHOUT THE PRIOR WRITTEN PERMISSION OF MSCI.

Discontinuation of the MSCI EAFE® Index; Alteration of Method of Calculation

If MSCI discontinues publication of the MSCI EAFE® Index or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued MSCI EAFE® Index (such index being referred to herein as a “MSCI EAFE® Successor Index”), then any MSCI EAFE® Index closing level will be determined by reference to the level of such MSCI EAFE® Successor Index at the close of trading on the relevant exchange or market for the MSCI EAFE® Successor Index on any observation date that occurs after the MSCI EAFE® Index is discontinued.

Upon any selection by the calculation agent of a MSCI EAFE® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Securities.

If MSCI discontinues publication of the MSCI EAFE® Index prior to, and such discontinuance is continuing on, a Final Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, or the calculation agent has previously selected a MSCI EAFE® Successor Index and publication of such MSCI EAFE® Successor Index is discontinued prior to and such discontinuation is continuing on a Final Valuation Date, then the calculation agent will determine the index closing level for the MSCI EAFE® Index for such date. The index closing level for the MSCI EAFE® Index will be computed by the calculation agent in accordance with the formula for and method of calculating the MSCI EAFE® Index or MSCI EAFE® Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the MSCI EAFE® Index or MSCI EAFE® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the MSCI EAFE® Index or MSCI EAFE® Successor Index, as applicable, on the relevant exchange may adversely affect the value of the Securities.

If at any time the method of calculating the MSCI EAFE® Index or a MSCI EAFE® Successor Index, or the level thereof, is changed in a material respect, or if the MSCI EAFE® Index or a MSCI EAFE® Successor Index is in any other way modified so that the MSCI EAFE® Index or a MSCI EAFE® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the MSCI EAFE® Index or such MSCI EAFE® Successor Index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on the Final Valuation Date make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the MSCI EAFE® Index or such MSCI EAFE® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the MSCI EAFE® Index closing level with reference to the MSCI EAFE® Index or such MSCI EAFE® Successor Index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE® Index or a MSCI EAFE® Successor Index is modified so that the level of the MSCI EAFE® Index or such MSCI EAFE® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the MSCI EAFE® Index or such MSCI EAFE® Successor Index), then the calculation agent will adjust its calculation of the MSCI EAFE® Index or such MSCI EAFE® Successor Index in order to arrive at a level of the MSCI EAFE® Index or such MSCI EAFE® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the closing levels for the Basket Indices on the Final Valuation Date and, consequently, the index returns for the Basket Indices. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Basket Indices, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of a Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of a Basket Index (or the relevant successor index for such Basket Index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to a Basket Index (or the relevant successor index for such Basket Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Basket Index shall be based on a comparison of:

•	the portion of the level of the disrupted Basket Index attributable to that security, relative to

•	the overall level of the disrupted Basket Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or
•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to a Basket Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in a Basket Index or any successor index for such Basket Index.

Historical Information

The following graphs show the historical performance of each of the Basket Indices from January 2, 1998 through March 25, 2008. The closing level of the S&P 500® Index on March 25, 2008 was 1,352.99. The closing level of the Russell 2000® Index on March 25, 2008 was 705.27. The closing level of the MSCI EAFE® Index on March 25, 2008 was 2,026.56. The closing level of the Basket on March 25, 2008 was 100.00.

We obtained the various Basket Index closing levels from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to any Final Basket Level or the Basket Return. We cannot give you assurance that the performance of the Basket Indices will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the Securities. The agents may pay referral fees of up to 0.50% or $5.00 per $1,000 Security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.